Exhibit 99.2

Melissa

Good morning everyone.  Thank you for joining us today.  Our speakers today will be Ron Schad, CEO of Essex Rental Corp. and Marty Kroll, CFO of Essex Rental Corp. Laurence Levy, Chairman of Essex Rental Corp. will join us for the question and answer section of the call.

Before we get started, I would like to remind everyone that statements made during today’s call might contain statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Those statements include statements regarding intent and belief or current expectations of Essex and its management team.  These statements may be identified by the use of words like “anticipate”, “believe”, “estimate”, expect”, “intend”, “may”, “plan”, “will”, “should”, “seek” and similar expressions.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those projected in the forward-looking statements.

Important factors that could cause actual results to differ materially from Essex’s expectations include, without limitation, the continued ability of Essex to successfully execute its business plan, demand for the products and services Essex provides through its subsidiary Essex Crane Rental Corp.  General economic conditions, geopolitical events and regulatory changes, as well as other relevant risks detailed in filings with the Securities and Exchange Commission.  Essex undertakes no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

I’d now like to turn the call over to Ron Schad, President and CEO of Essex Rental Corp, please go ahead, Ron.

2009 Q1 Conference Call Script

Ron:

Thank you, Melissa.  Good morning and welcome to Essex’s first quarter 2009 conference call.  Marty Kroll, our CFO, and I will summarize our first quarter results, share our insights on our expectations for the year as whole, and then open up the call for your questions.

Similar to many other companies, during the first quarter of 2009 we experienced a slowdown in business activity.  Based on a thorough evaluation of our business we believe that the softness in our results was not caused by any fundamental competitive shifts or a flaw in our long term business strategy to focus on heavier lift capacity equipment.  Instead, we believe that the slowdown that we have experienced is a result of current weakness in the overall infrastructure and construction markets, due in large part to uncertainty on the part of our private customers as to the direction of their own businesses and the credit markets.  Specifically, we are experiencing a number of project start ups that by their nature cannot be permanently cancelled but instead are being delayed to a later date.  As an example, we were selected to provide equipment to a petrochemical customer who is required to undertake a project to meet environmental compliance prior to 2011.  Rather than proceed today as had been their original intention, the customer decided to put the project on hold for the time being and to readdress their start date in the next 12 months.

As it relates to publicly funded projects, specifically those being funded by the American Recovery and Reinvestment Act of 2009, much of the money for these infrastructure initiatives is only now being appropriated to discreet projects.  As such, we are several months away from the kick off of these projects.  As an example, the Act has allocated approximately $50 billion in funding for transportation related projects, of which a significant portion will be for large bridge construction that will demand the use of crawler cranes.  As recently as last week, the Army Corp of Engineers released a listing of projects to be funded by the American Recovery and Reinvestment Act.   In addition, approximately $4.6 billion was appropriated to the Corps for Civil Works projects.  At this point in time, approximately 90% of the specified and approved projects are in the planning stages, which we anticipate will result in increases in the level of firm orders placed for crawler cranes later this year.  We are actively engaged in monitoring and/or quoting on a significant number of these situations and believe that given the size of our fleet we are well positioned to meaningfully participate in the awards.

2009 Q1 Conference Call Script

In summary, given the high level of sophistication of our sales tracking system and the granularity of the information that it provides I am confident that we are not losing market share to competitors.  Furthermore, while I am not satisfied with our current utilization rates, an increase in quoting activity and constant communication with our customers indicate the decline is abating. Specifically, we expect the monthly decline in the number of cranes on rent, which is caused by more rental ends than rental starts, to be lower in April and May than the average monthly decline we experienced in the first quarter of 2009. Also, our quoting activity level has improved relative to the mid December through January time period and is now consistent with what we were experiencing in the first quarter of 2008.

In response to the slowdown in our business and the economic and industry climate, we have already implemented many proactive cost cutting measures.  We have reviewed and reduced our cost structure while continuing to focus on generating strong EBITDA and free cash flow.  Specifically, on the cost side of our operations, we have reduced headcount, eliminated discretionary expenses wherever possible, decreased the use of third party vendors that were performing maintenance on our cranes and reduced overtime and the associated expenses.  In addition to our well designed bonus programs which reduce compensation as Rental EBITDA declines, our entire executive group has reduced its base pay cash compensation.  We project that these actions in addition to other cost reduction initiatives underway will result in over $3.5 million in annualized savings.  We believe these initiatives are prudent in light of the current macro economic environment and will not detract from the long-term value of the business.

2009 Q1 Conference Call Script

In the first quarter of 2009, while down from the first quarter of 2008, we continued to generate strong EBITDA and free cash flow which is a validation of our strategy to invest in higher lifting capacity cranes that generate increased rental rates and utilization.  We are still seeing ongoing opportunities in the used crane market to dispose of our older lower lift capacity cranes.  In the first quarter, we sold 3 cranes which generated net cash proceeds of $2.0 million.  On average, we were able to achieve approximately 110% of orderly liquidation value from the sale of these cranes. This trend continued in April as we sold over $1 million in used cranes at an average 118% of orderly liquidation value.  We continue to see strong interest for our used equipment from international customers and from end users wanting to permanently install a crane on a barge or at other locations.

In response to the slower current booking environment that we are experiencing, we feel that it is prudent to temporarily slow down the purchase of new cranes. Accordingly, while we took delivery of $8.6 million of new cranes and attachments in the first quarter of 2009 that had been ordered in 2008 and earlier, we are re-evaluating significant further crane investments in 2009 until we see improving demand in our end markets. Our ability to defer capital expenditures without jeopardizing the long term free cash flow characteristics of the business is yet another benefit of having assets which if properly maintained have a 50 year economic life.

Essex is a strong company with a market leading position, long lived assets which retain their value, strong cash flow generating capability and a highly motivated management team and Board of Directors that own over 20% of the common shares outstanding.  With the steps that we have taken to manage the business through the current environment and the rental revenue backlog of $30.3 million at 2008 year end, which was approximately 50% of 2008 rental revenue, we are reaffirming our guidance of 15% to 20% after tax free cash flow on invested equity of over $80 million.  We define “after tax free cash flow” as being EBITDA less interest, cash taxes and all maintenance and growth capital expenditures. This equates to after tax free cash flow of $0.90 to $1.20 per share during 2009.

2009 Q1 Conference Call Script

I will now turn the call over to Marty Kroll, Chief Financial Officer of Essex Rental Corp., to discuss the financial results for the first quarter 2009.

Marty:

Thanks, Ron.  Before I review the first quarter 2009 results, I would like to point out that the results I will discuss are those of Essex Rental Corp. and provide a comparison of our results of operations for the three months ended March 31, 2009 to the corresponding results of Essex Crane Rental Corp., our operating subsidiary, for the three months ended March 31, 2008.  Management believes that in addition to after tax free cash flow, one of the other key business metrics is Rental EBITDA,  a non-GAAP financial measure, and Rental EBITDA figures referred to in this discussion have been reconciled to Income from Operations in our press release issued this morning, where we initially disclosed Essex’s first quarter 2009 financial results.

Essex’s total rental related revenue for the first quarter 2009, which includes revenue from rentals, repair and maintenance and transportation services, but excludes used rental equipment sales, was $15.0 million, compared to $17.2 million for the first quarter of 2008.  The decline was primarily due to lower equipment rental revenue of $12.2 million for the three months ended March 31, 2009 compared to $13.9 million in Essex Crane’s comparable quarter in 2008.

For the first quarter of 2009, the average monthly rental rate increased 18.9% to $22,794, from $19,163 in the first quarter 2008.  On a days method for the quarter ended March 31, 2009, the total number of actual crane rental days was 57.2% down from 72.6% in the same period last year. While our overall utilization rate is down materially in the quarter, it is important to note that our utilization rate for our heavier lifting equipment which generates the majority of our cash flow continued to be strong. The cranes with capacity of over 175 tons represent 85% of the orderly liquidation value of our entire fleet and generate well in excess of the majority of our profits as they tend to rent for much higher rates.

2009 Q1 Conference Call Script

SG&A expenses were $3.1 million, representing 20.7% of total revenues, excluding depreciation and amortization, for the first quarter, compared with $2.5 million or 14.4% of total revenues for 2008.  The increase in SG&A expenses for the first quarter of 2009 was entirely due to $600,000 of public company expenses that did not exist in Essex Crane’s first quarter of 2008.

Rental EBITDA, which included insurance items related, was $7.7 million for the quarter ended March 31, 2009 as compared to $9.3 million in the first quarter of 2008.

Net income in the first quarter was $2.1 million or $0.15 per common share.  As Ron previously mentioned, we are reaffirming our guidance of generating a 15 to 20 percent after tax free cash flow return on approximately $80 million of equity capital invested in the business.  This after tax free cash flow should approximate between 90 cents to $1.20 per common share in 2009.  We continue to believe that this metric is a good indicator of the powerful free cash flow characteristics of our business.  It is our present intention to use this cash to pay down debt and continue to repurchase our shares and warrants.

In regard to the $12 million stock and warrant repurchase program announced in the third quarter of 2008, we have bought back approximately 1.5 million warrants and a limited number of common shares.  We have spent a total of approximately $1.8 million to date and plan to continue this repurchase program.

As of March 31, 2009 we had $46.3 million of availability under our $190 million five-year credit facility.  We have locked in the interest rate on approximately $100 million of our debt for a four year period at 4.96 percent.  The interest rate on the remainder of our debt outstanding is one month LIBOR plus 225 basis points or approximately 2.75 percent at current interest rates.  Our debt is a five-year revolving credit facility with no amortization.

2009 Q1 Conference Call Script

Operator, we would like to open up the call for questions-and-answers.

Q&A

Ron: Thank you all for joining us today and for your continued interest and investment in Essex.  If you have any additional questions, please feel free to contact me or Marty at any time.

Thank you and have a nice day.